Exhibit 99.1

Preclinical Data Presented on ARIAD’s Investigational mTOR Inhibitor, Deforolimus, in Lung Cancer and Other Solid Tumor Models

Data Support Use of Genetic Biomarkers to Identify Patients and Vertical Pathway Synergy To Select Combination Regimens

DENVER & CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 20, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the results of preclinical studies in support of the ongoing clinical evaluation of its oral investigational mTOR inhibitor, deforolimus, in patients with non-small cell lung cancer and certain other solid tumors. These findings, which are being presented by scientists from ARIAD’s partner, Merck & Co., Inc., at the annual meeting of the American Association for Cancer Research (AACR), provide further evidence of mTOR as a validated cancer target with potential clinical applicability in several different tumor types.

“The single-agent activity of deforolimus observed in preclinical models provides a compelling rationale for our recently initiated Phase 2 clinical trial of deforolimus in patients with non-small cell lung cancer whose tumors have a KRAS mutation. These results are particularly important considering the limitations of available treatments for such patients,” said Timothy P. Clackson, Ph.D., senior vice president and chief scientific officer of ARIAD. “In addition, the data on deforolimus in combination with Merck’s IGF-1R inhibitor, MK-0646, confirm the rationale for using these two investigational drugs together in diverse types of solid tumors. Our ongoing Phase 1 trial of this combination represents an important opportunity for our oncology partnership.”

Deforolimus in Non-Small Cell Lung Cancer with KRAS Mutation

Deforolimus demonstrated potent single-agent, anti-tumor activity in preclinical models of non-small cell lung cancer with a KRAS mutation.

Approximately 20 percent of non-small cell lung tumors have KRAS mutations, and these tumors typically do not respond well to EGFR inhibitors, such as erlotinib. In a panel of more than one hundred lung-cancer cell lines, deforolimus showed greater inhibition of tumor growth than erlotinib in 79 percent of cell lines tested and 84 percent of KRAS mutant cell lines. Further, deforolimus potently inhibited the growth of erlotinib-resistant, KRAS-mutant tumors in three different mouse models.

These data lend support for the choice of patients with advanced non-small cell lung cancer whose tumors have a KRAS mutation as the target population for study in the ongoing randomized, double-blind, placebo-controlled Phase 2 clinical trial of oral deforolimus.

Deforolimus and MK-0646 Combination

Deforolimus in combination with Merck’s anti-IGF-1R monoclonal antibody, MK-0646, licensed from Pierre Fabre Medicament, led to more effective pathway targeting and anti-tumor activity than with either investigational agent alone in several preclinical models.

The insulin-like growth factor-1 receptor (IGF-1R) is activated in many tumor types, leading to tumor-cell proliferation. IGF-1R functions, in part, through activation of mTOR. In the research presented, a genetic screen identified mTOR and IGF-1R as complimentary drug targets. Testing in panels of cell lines and mouse models showed that combined treatment with these two investigational agents can provide significantly enhanced anti-tumor activity. The mechanism of this dual effect was confirmed as “vertical-pathway synergy” and blocking of feedback signaling between IGF-1R and mTOR.

These data support the ongoing Phase 1 study of oral deforolimus combined with MK-0646 in patients with advanced solid tumors, which is designed to evaluate the hypothesis of vertical-pathway synergy by inhibiting two targets in the PI3K-Akt-mTOR pathway. This multicenter study is aimed at determining the safety profile, tolerability and recommended doses for use in subsequent trials of the combination regimen.

About Deforolimus

ARIAD’s lead product candidate, deforolimus, is a novel rapamycin analog that specifically and potently inhibits mTOR, a downstream activator of the PI3K/Akt and nutrient sensing pathways. The mTOR protein acts as a “master switch” in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and Phase 2 clinical trials of deforolimus in solid tumors and hematologic cancers have been completed, or are in the process of patient enrollment. The global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus in patients with cancer.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, deforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208